UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 16, 2004

DEL MONTE FOODS COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14335	13-3542950

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market @ The Landmark San Francisco, California	94105

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 247-3000

N/A

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

Effective January 1, 1990, Del Monte Corporation, the wholly-owned subsidiary of Del Monte Foods Company, established the Del Monte Corporation Additional Benefits Plan and the Del Monte Corporation Supplemental Benefits Plan. These nonqualified retirement plans are “top hat” and “excess” benefit plans designed to provide benefits in excess of those otherwise permitted under the Del Monte Corporation Retirement Plan for Salaried Employees (“Retirement Plan”) and the 401(k) plan by Sections 401(a)(17) and 415 of the Internal Revenue Code (“Code”). These nonqualified retirement plans also provide benefits in respect of certain amounts of severance not taken into account under the Retirement Plan or the 401(k) plan. Employees who participate in the Retirement Plan or the 401(k) are generally eligible to participate in these nonqualified retirement plans. Benefits under these nonqualified retirement plans are unfunded and paid from the general assets of Del Monte Corporation.

On December 16, 2004, the Board of Directors of Del Monte Corporation approved the merger of the Del Monte Corporation Supplemental Benefits Plan into the Del Monte Corporation Additional Benefits Plan (“AB Plan”) and restatement of the AB Plan, all effective as of January 1, 2005. As restated, the AB Plan merges both nonqualified retirement plans into a single, restated plan covering all employees who participate in the Retirement Plan or the 401(k) plan and whose benefits under these qualified retirement plans are limited by certain sections of the Code. As restated, the AB Plan will continue as a “top hat” and “excess” benefit plan designed to provide benefits in excess of those otherwise permitted under the Retirement Plan and the 401(k) plan by Sections 401(a)(17) and 415 of the Code. These excess benefits will be paid upon the later of termination of employment or the earliest retirement date under the Retirement Plan. Benefits based on the cash balance defined benefit qualified plan are paid in a lump sum and benefits based on the traditional final average pay formula under the defined qualified benefit plans are paid as a joint and 50% survivor benefit to married participants and as a single life annuity to unmarried participants.

The AB Plan will continue to provide amounts equal to employer matching contributions on compensation that would be limited under the 401(k) plan by operation of Section 401(a)(17) of the Code to those participants who are vested (or would be if they participated in the 401(k) plan) in the employer matching contribution account in the 401(k) plan. These amounts are paid in a lump sum in the calendar year after the limitation would have been applied or, if the participant elects before the beginning of the calendar year in which the limitation would apply, are deferred until termination of employment and then paid in a lump sum with earnings based on the Interest Income Fund (as set forth in the AB Plan) or its equivalent under the 401(k) plan. Benefits under the AB Plan are unfunded and paid from the general assets of Del Monte Corporation.

The AB Plan also provides a defined benefit equal to the benefit that would accrue under the Retirement Plan during a period of severance, taking into account severance pay as compensation and the severance period as service, for certain employees. Severance pay must be provided under a written employment agreement which provides for benefit continuation during the severance period. Eligible employees with such a written employment agreement as of

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January 1, 1992 may receive this benefit. The only remaining employee who qualifies for this provision is David L. Meyers, one of the Company’s named executive officers.

Each of the Company’s named executive officers, Mr. Richard G. Wolford, Mr. David L. Meyers, Mr. Nils Lommerin, and Mr. Marc D. Haberman, and the executive officer whom the Company anticipates will be added to the Company’s named executive officers next year, Mr. Todd Lachman, is a participant in the AB Plan.

The foregoing summary of the material provisions of the AB Plan, as merged with the Del Monte Corporation Supplemental Benefits Plan and restated, does not purport to be complete and is qualified in its entirety by reference to the AB Plan filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement

As described in Item 1.01 above, the Del Monte Corporation Supplemental Benefits Plan (“SB Plan”), an “excess” plan which was designed to provide benefits in excess of those otherwise permitted under the Retirement Plan by Section 415 of the Code, will merge into the AB Plan and cease as a separate plan effective January 1, 2005. The benefits provided under the SB Plan will continue to be provided by the AB Plan, as described above.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits.

Exhibit	Description
10.1	Del Monte Corporation Additional Benefits Plan, effective January 1, 2005**

**	indicates a management contract or compensatory plan or arrangement

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Del Monte Foods Company

Date: December 21, 2004	By:	/s/ James Potter

Name: James Potter
Title: Secretary

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EXHIBIT INDEX

Exhibit	Description
10.1	Del Monte Corporation Additional Benefits Plan, effective January 1, 2005**

**	indicates a management contract or compensatory plan or arrangement

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